Exhibit 10.1

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (this “Agreement”) is made as of February 2, 2018, by and between Park Electrochemical Corp., a New York corporation (the “Company”), and Christopher T. Mastrogiacomo, 720 South Collier Avenue #502, Marco Island, Florida 34145 (the “Employee”).

Recitals

A.     The Employee is now employed by the Company and the Employee’s continued employment through the Retention Period (as defined herein) is critical to maintaining and strengthening the Company’s business relationships with its customers, suppliers, employees and other business partners relating to the Company’s electronics and to otherwise assist the Company in pursuing a Sale Transaction (as defined herein).

B.     The Company desires to provide additional incentive to the Employee to remain in the employ of the Company through the Retention Period (as defined herein).

C.     As an inducement thereto, the Company desires to provide for the payment of a bonus to the Employee in connection with a Closing (as defined herein), subject to the terms and conditions set forth in this Agreement.

Therefore, the parties agree as follows:

1.     Defined Terms.

(a)     “Cause” shall mean the Employee’s (i) commission of a crime of moral turpitude or a felony that involves financial misconduct or has resulted, or reasonably could be expected to result, in any economic or reputational injury to the Company, (ii) dishonesty or willful commission or omission of any action that has resulted, or reasonably could be expected to result, in demonstrable and significant economic or reputational injury to the Company, or (iii) material breach of this Agreement or any other agreement entered into between the Employee and the Company or any of its subsidiaries or affiliates, or any material written Company policy, for this clause (iii) after notice and a reasonable opportunity to cure (if such breach can be cured).

(b)     “Good Reason” shall mean voluntary resignation within six (6) months after any of the following actions are taken by the Company or any of its subsidiaries or affiliates without the Employee’s consent: (i) any material breach of any provision of this Agreement or any other agreement between the Company and any of its subsidiaries or affiliates and the Employee; (ii) a material diminution in the responsibilities or authority of the Employee and which is materially inconsistent with the Employee’s position other than (1) in connection with the termination of the Employee’s employment for Cause, (2) temporarily while the Employee is physically or mentally incapacitated or (3) as required by applicable law; (iii) a material diminution in the annual base salary or bonus to be paid to the Employee (other than a general reduction that affects all similarly situated employees in substantially the same proportions); or (iv) a relocation of the Employee's principal place of employment by more than 50 miles; provided, however, that none of the foregoing events shall constitute Good Reason unless the Employee shall have notified the Company in writing describing the event(s) which constitute Good Reason within thirty (30) days of the Employee’s knowledge of the event and then only if the Company shall have failed to cure such event(s) within thirty (30) days after the Company’s receipt of such written notice.

(c)     “Qualifying Termination” shall mean the Employee’s voluntary termination of employment during the Retention Period for “good reason” within the meaning of Treasury Regulations Section 1.409A-1(n)(2) (including, for the avoidance of doubt, the Employee’s voluntary termination during the Retention Period for Good Reason).

(d)     “Retention Period” shall mean the period from the date of this Agreement through and including the Closing.

(e)     “Sale Transaction” shall mean a transaction or series of transactions in which the Company consummates, directly or indirectly, the sale, transfer or other disposition of all or a majority of the Company’s electronics division to a non-affiliated third party, whether in one or a series of transactions, including, without limitation, by way of negotiated sale, merger or consolidation, spin-off, reorganization, tender or exchange offer, divestiture, share exchange, or leveraged buyout.

2.     Retention Bonus.  Upon the consummation of the first Sale Transaction (the “Closing”) on or before April 30, 2019, the Employee shall be entitled to receive from the Company a one-time lump sum cash bonus in an aggregate amount equal to $365,730.00 (the “Retention Bonus”), if the Employee:

(a)     (i) is continuously employed by the Company or any of its subsidiaries or affiliates during the Retention Period, or (ii) is terminated by the Company without Cause or effectuates a Qualifying Termination during the Retention Period; and

(b)     executes and delivers, and allows to become effective, a general release, substantially in the form of Exhibit A, in favor of the Company, its respective affiliates and subsidiaries, and its and their respective employees, officers, managers, directors, stockholders, members, subsidiaries, affiliates, successors and assigns. The release must be executed, delivered and become effective prior to Closing.

If the foregoing conditions are satisfied or deemed satisfied, the Retention Bonus shall be paid on the Closing,

3.     Representations, Warranties and Covenants.  The Employee represents, warrants and covenants to the Company as follows:

(a)     No Right to Continued Employment; Benefits.  This Agreement does not and shall not confer upon the Employee any right to be retained in any position, as an employee, consultant or director of the Company or any successor or assign.  The Retention Bonus is in excess of any earned wages or benefits due and owing the Employee, and the value of the Retention Bonus is not part of the Employee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit; provided, that this shall not be construed as amending or modifying any employee benefit plan.

(b)     No Claims.  As of the date hereof, the Employee has no claims, actions, suits, charges, grievances and/or causes of action, in law or in equity, existing by reason of and/or based upon any fact or set of facts against the Company or any of its subsidiaries or affiliates.  Further, the Employee has not filed any action, charge, suit, or claim against the Company or any of its subsidiaries or affiliates with any federal, state or local agency or court.

4.     Taxes and Withholding.

(a)     Withholding.  All amounts payable to the Employee hereunder shall be subject to all required tax and other withholdings by the Company or any of its subsidiaries as determined by the Company.

(b)     Section 409A.  This Agreement and the Retention Bonus are intended to either be exempt from, or comply in form and operation with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations issued thereunder (“Section 409A”).  To the extent permitted by applicable Department of Treasury/Internal Revenue Service guidance, or law or regulation, the Company and the Employee will take reasonable actions to reform this Agreement or any actions taken pursuant to the operation of this Agreement if necessary to comply with Section 409A.  Notwithstanding the foregoing, in no event shall the Company or any of its subsidiaries, affiliates or representatives be liable to the Employee for any additional tax, interest or penalty imposed upon, or other detriment suffered by, the Employee under Section 409A or for any damage suffered by the Employee for failure of this Agreement to comply with or be exempt from Section 409A.  In addition, for purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein). Notwithstanding anything contained herein to the contrary, if the Employee is a “specified employee” within the meaning of Section 409A, then to the extent required in order to avoid additional and/or accelerated taxation under Section 409A, if the Employee becomes entitled to receive the Retention Bonus on account of the Employee’s Qualifying Termination or on account of the Employee being terminated by the Company without Cause, the Retention Bonus shall be paid on the earlier of (i) the first business day after the date that is six (6) months following the Employee’s termination or (ii) the date of the Employee’s death.

5.     Confidential Terms. THE EMPLOYEE SHALL NOT, IN ANY MANNER OR FORM, DISCLOSE, DIRECTLY OR INDIRECTLY, TO ANY PERSON OR ENTITY UNDER ANY CIRCUMSTANCES THE EXISTENCE, NATURE, TERMS, OR CONDITIONS OF THIS AGREEMENT (EXCEPT IF AND TO THE EXTENT THIS AGREEMENT IS DISCLOSED BY THE COMPANY IN FILINGS MADE TO THE U.S. SECURITIES AND EXCHANGE COMMISSSION AND EXCEPT TO THE EMPLOYEE’S ACCOUNTING, FINANCIAL, LEGAL AND TAX ADVISORS AND EMPLOYEE’S SPOUSE) AND, UNLESS SPECIFICALLY AUTHORIZED BY AN OFFICER OF THE COMPANY, ANY PROPOSED TRANSACTION.

6.     Termination. This Agreement shall terminate on April 30, 2019 if the Closing has not occurred by such date and thereafter this Agreement shall become null and void, except Section 5 which shall continue in full force and effect for three years from the termination date; provided, that no party shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement by such party.

7.     Interpretation and Administration of this Agreement.  Unless otherwise determined by the Board of Directors of the Company (the “Board”), this Agreement shall be interpreted and administered by the Compensation Committee of the Board.  The rules, interpretations, computations and other actions by the Compensation Committee or Board shall be binding and conclusive on all parties.

8.     Notices.  Every notice relating to this Agreement shall be in writing and will be deemed to have been given when personally delivered or delivered by express courier service.  Notices, demands and communications to the Employee shall be delivered to the Employee personally or addressed to the Employee at the Employee’s last residence address as then contained in the records of the Company or such other address as the Employee may designate.  Notices, demands and communications to the Company shall, unless another address is specified in writing, be sent to the address indicated below:

To the Company:

Park Electrochemical Corp.

48 South Service Road

Suite 300

Melville, NY 11747

Attention: Brian Shore, Chairman and CEO

9.     Complete Agreement.  This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties regarding the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, any provision in any employment agreement between the Employee and the Company or any of its subsidiaries or affiliates which refers to any type of similar sale or retention bonus.

10.     Governing Law; Venue; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any proceeding arising out of or relating to this Agreement may be instituted in the federal courts of the United States of America, or the courts of the State of New York, in each case located in Suffolk County, New York, and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth in this Agreement shall be effective service of process for any proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any proceeding in such court and agree not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

11.     Assignment; Successors and Assigns.

(a)     The Company may assign any of its rights under this Agreement without notice or consent. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)     This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable, grantable, transferable, pledgeable or otherwise assignable, in whole or in part, by the voluntary or involuntary acts of the Employee or by operation of law by the Employee otherwise than by will or the laws of descent and distribution. Any such attempted grant, transfer, pledge or assignment shall be null and void and without any legal effect. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives or estate upon employee’s death or, if applicable, disability.

12.     Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.     Headings.  The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

14.     Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company, on one hand, and the Employee, on the other hand.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

15.     Counterparts.  This Agreement may be (a) executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement, and (b) executed and delivered by facsimile or other electronic transmission with the same effect as if a manually signed original were personally delivered.

16.     ADVICE OF COUNSEL.  THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE IS NOT RELYING UPON THE ADVICE OF THE COMPANY OR THE COMPANY’S COUNSEL AND HAS BEEN ADVISED, AND HAS BEEN PROVIDED SUFFICIENT TIME, TO ENGAGE INDEPENDENT COUNSEL TO ASSIST THE EMPLOYEE IN EVALUATING THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE RELEASE ATTACHED AS EXHIBIT A.

Section 280G. Notwithstanding any other provision of this Agreement, if the Retention Bonus is payable to the Employee as a result of a Sale Transaction, and if the Retention Bonus (together with any other payment or benefit to be made or provided to the Employee as a result of the Sale Transaction) constitutes a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, then the Retention Bonus will be reduced or eliminated to the extent necessary so that the Retention Bonus (together with any other payment or benefit to be made or provided to the Employee as a result of the Sale Transaction) does not constitute a parachute payment.

IN WITNESS WHEREOF, the parties have entered into this Retention Bonus Agreement on the date first above written.

CoMPANY: PARK ELECTROCHEMICAL CORP. By: /s/ Stephen E. Gilhuley Name: Stephen E. Gilhuley Title: Executive Vice President – Administration and Secretary

EMPLOYEE: /s/ Christopher T. Mastrogiacomo Name: Christopher T. Mastrogiacomo

Exhibit A

Release and Waiver of Claims

To be signed on as a Condition to Receiving A RETENTION BONUS

In consideration of receiving certain benefits under the Retention Bonus Agreement (the “Agreement”) between me and Park Electrochemical Corp., a New York corporation (the “Company”), I have agreed to sign this Release and Waiver of Claims (“Release”). Capitalized terms used but not defined in this Release shall be defined as set forth in the Agreement. I understand that I am not entitled to the payment of the Retention Bonus, or any part thereof, unless I sign this Release and it becomes legally effective. Accordingly, I agree to the following:

(i)     ()In consideration of the payment of the Retention Bonus in accordance with the Agreement, I (on behalf of myself and my heirs, successors and assigns, and any individual or entity who could assert a claim through me or on my behalf), hereby generally and completely release the Company, its current and former directors, officers, stockholders, employees, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, assigns and all other persons and entities acting in connection with any of them (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with, or service to, the Company or, if applicable, the termination of that employment or services; (b) all claims related to my compensation or benefits from any Released Party including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the Title VII, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, and Section 1981 of U.S.C. Title 42, the New York State Human Rights Law, the New York State Labor Law, and the New York State Civil Rights Law; and (f) any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (w) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws or operating agreements of the Company, or under applicable law; (x) any rights or claims to unemployment compensation, undisputed compensation accrued through the date I sign this Release, or any vested benefits or incentives; (y) any rights that are not waivable as a matter of law; or (z) any claims arising after the day on which I sign this Release.

(ii)     ()I represent that no assignment or transfer has been made of any Released Claim. I further represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims. I understand that this Release does not impair state and federal agencies from seeking to enforce any laws and does not prevent me from participating in an investigation or proceeding conducted by any government agencies, but that (except for whistleblower awards from the Securities and Exchange Commission) I agree that I will not receive any individual monetary damages, recovery and/or relief related to any Released Claim(s), whether pursued by me or any governmental agency, other person or group.

(iii)     ()I agree that neither this Release, nor the furnishing of the Retention Bonus, will be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.

(iv)     ()I acknowledge that, among other claims, I am waiving and releasing any rights and claims I may have under ADEA, that this Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, that: (a) the release and waiver granted herein does not relate to claims which may arise after this Release is executed; (b) I should consult with an attorney prior to executing this Release; and (c) I have twenty-one (21) calendar days from the date on which I received this Release in which to consider this Release (although I may choose to knowingly and voluntarily waive all or part of that period by signing and returning this Release early); (d) I have seven (7) calendar days following the execution of this Release to revoke my consent; and (e) this Release will not be effective until the revocation period has expired without my having revoked this Release. Any revocation must be delivered to the Company’s Chief Executive Officer.

(v)     ()This Release will be enforceable to the fullest extent permitted by law. If any provision is held to be unenforceable, then such provision will be construed or revised in a manner so as to permit its enforceability to the fullest extent permitted by applicable law. If such provision cannot be reformed in that manner, such provision will be deemed to be severed from this Release, but every other provision of this Release will remain in full force and effect.

(vi)     ()New York law will govern this Release regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. I HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHTS I MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON OR ARISING OUT OF OR IN CONNECTION WITH THIS RELEASE. In any action in which a Released Party prevails in enforcing this Release (in whole or in part), in addition to any available legal and equitable damages, such Released Party will be entitled to recover its reasonable attorneys’ fees and costs associated with such action.

(vii)     ()This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to my release of claims. I am not relying on any promise or representation that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Dated: __________ ___,	By:

Name: Christopher T. Mastrogiacomo